Exhibit 4.(e)
                       Sub-Investment Advisory Agreement

AGREEMENT made as of this 1st day of July, 1999 by and between Sentinel Advisors Company (herein called "SAC"), a Vermont general partnership, having its principal office at National Life Drive, Montpelier, Vermont 05604, and INVESCO Global Asset Management (N.A.), Inc. (herein called "INVESCO"), a Delaware corporation, having its principal office at 1360 Peachtree Street, N.E., Atlanta, Georgia 30309.

Witnesseth:

         WHEREAS, SAC is a party to an Investment Advisory Agreement dated as of March 1, 1993, a copy of which is attached hereto as Exhibit "A" between it and Sentinel Group Funds, Inc., a corporation organized under the laws of the State of Maryland, a series of which is Sentinel World Fund (herein called the "Fund"), pursuant to which SAC provides, inter alia, investment research and advice to the Fund; and

         WHEREAS, SAC wishes to employ INVESCO as a sub-investment adviser to provide SAC with investment research and other investment services; and

         WHEREAS, INVESCO is prepared to provide such services on the terms and conditions hereinafter contained;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, SAC and INVESCO agree as follows:

         1. INVESCO, employing its best efforts and complete facilities, shall act as sub-investment adviser to the Fund. As such, it shall, subject to SAC's supervision, provide a program for the investment and reinvestment of the cash, securities, and other properties comprising the investment portfolio of the Fund in accordance with the investment policies and objectives of the Fund as reflected in the current Prospectus and Statement of Additional Information of the Sentinel Funds and as may be adopted from time to time by the Board of Directors of the Fund. INVESCO shall also give SAC a continuing review of economic conditions and security markets with the help of statistical and financial data.

         2. INVESCO shall select industries and companies to be represented in the investment portfolio of the Fund and shall carry out programs for the purchase and sale of the securities included or to be included in the investment portfolio. All activities will be regularly reported to SAC.

         3. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of INVESCO to engage in any other business or to render services of any kind to any other corporation, firm, individual, or association.

         4. SAC, for its part, shall at all times keep INVESCO fully informed with regard to the funds available or to become available for investment, and, in general, the condition of the Fund's affairs. SAC shall furnish INVESCO with a certified copy of all financial statements and a signed copy of each report prepared by independent public accountants and with such other information with regard to the Fund's affairs as INVESCO may from time to time reasonably request.

         5. For the services to be rendered by INVESCO hereunder, SAC shall pay to INVESCO the greater of a monthly fee equal to 0.03125% (0.375% per annum) of the average daily net asset value of the Fund up to $500,000,000 and 0.025% (0.30% per annum) of such average net assets in excess of $500,000,000, as determined in accordance with the provisions of the Prospectus then constituting part of the Registration Statement then in effect under the Securities Act of 1933, at the end of each month of the Fund's fiscal year in arrears, or $20,000 per annum, also in twelve equal monthly installments in arrears.

         6. This Agreement shall become effective upon approval by a vote of a majority of the outstanding voting securities, as such term is defined in the Investment Company Act of 1940, as amended (the "Act"), of the Fund, and shall remain in full force and effect until November 30, 1997, and shall continue thereafter only so long as its continuance is specifically approved at least annually by (1) the Board of Directors of the Fund, or by vote of a majority of the outstanding voting securities, as such term is defined in the Act, of the Fund, and (2) a majority of the Directors of the Fund who are not interested persons, as such term is defined in the Act, of any party to this Agreement, at a meeting called for the purpose of voting on such approval; provided, however, that (1) this Agreement may at any time be terminated without the payment of any penalty, either by vote of the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund, on 60 days' written notice to INVESCO, (2) this Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act), and (3) this Agreement may at any time be terminated by INVESCO or SAC on 60 days' written notice to the other party to this Agreement. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at any office of such party.

         7. INVESCO agrees to reimburse the Fund for all expenses it reasonably incurs in preparing and filing proxy materials, soliciting and tabulating proxies, and holding a meeting of shareholders of the Fund for the purpose of obtaining the approval of a majority of the outstanding shares of the Fund for this Agreement.

         8. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations hereunder, INVESCO shall not be subject to liability for any act or omission in the course or in connection with the rendition of services hereunder.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.


                           Sentinel Advisors Company



                           By:
                              David M. Brownlee
                              Senior Vice President


                              INVESCO Global Asset Management (N.A.), Inc.


                           By:
                              Name:
                              Title: